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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 2)
                    Under the Securities Exchange Act of 1934


                                 Consilium, Inc.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
     -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    20854710
     -----------------------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 20854710

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         (1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos.
                  of Above Persons

                  Closeburn Management Ltd.
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         (2)      Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      [ ]

                  (b)      [ ]

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         (3)      SEC Use Only

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         (4)      Citizenship or Place of Organization                    Canada

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Number of         (5)      Sole Voting Power                            0 shares
Shares Bene-
ficially
Owned by          --------------------------------------------------------------
Each Report-      (6)      Shared Voting Power                          0 shares
ing Person
With
                  --------------------------------------------------------------
                  (7)      Sole Dispositive Power                       0 shares


                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power                     0 shares


--------------------------------------------------------------------------------
         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                           0 shares
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         (10)     Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)
                      [ ]

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         (11)     Percent of Class Represented by Amount in Row (9)

                           0%
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         (12)     Type of Reporting Person (See Instructions)

                           CO, OO

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CUSIP No. 20854710

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         (1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos.
                  of Above Persons

                  Michael H. Iles

--------------------------------------------------------------------------------
         (2)      Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      [ ]

                  (b)      [ ]

--------------------------------------------------------------------------------
         (3)      SEC Use Only

--------------------------------------------------------------------------------
         (4)      Citizenship or Place of Organization                    Canada

--------------------------------------------------------------------------------
Number of         (5)      Sole Voting Power                       45,100 shares
Shares Bene-
ficially
Owned by          --------------------------------------------------------------
Each Report-      (6)      Shared Voting Power                          0 shares
ing Person
With
                  --------------------------------------------------------------
                  (7)      Sole Dispositive Power                  45,100 shares


                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power                     0 shares


--------------------------------------------------------------------------------
         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                           45,100 shares
--------------------------------------------------------------------------------
         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      [  ]

--------------------------------------------------------------------------------
         (11)     Percent of Class Represented by Amount in Row (9)

                           Less than 1%
--------------------------------------------------------------------------------
         (12)     Type of Reporting Person

                           IN

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ITEM 1(a)         NAME OF ISSUER:

                  Consilium, Inc. ("Issuer")

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  485 Clyde Avenue
                  Mountain View, California 94043

ITEM 2(a)         NAME OF PERSONS FILING:

                  (i) Closeburn Management Ltd.

                  (ii) Michael H. Iles

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  260 Engleburn Avenue
                  Peterborough, Ontario  K9H 1S7
                  Canada

Item 2(c)         Citizenship:

                  (i) Closeburn Management Ltd. is organized under the laws of
                      Canada.

                  (ii) Michael H. Iles is a citizen of Canada.

Item 2(d)         Title of Class of Securities:

                  Common Stock, $0.01 par value ("Common Stock")

Item 2(e)         CUSIP Number: 20854710

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]    Broker or Dealer registered under Section 15 of the Act.
         (b) [ ]    Bank as defined in Section 3(a)(6) of the Act.
         (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [ ]    Investment Company registered under Section 8 of the
                    Investment Company Act.
         (e) [ ]    Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940.


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         (f) [ ]    Employee Benefit Plan, Pension Fund which is subject to
                    provisions of the Employee Retirement Income Security Act
                    of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g) [ ]    Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G).
         (h) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4            OWNERSHIP:

                           Not applicable.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           This Schedule 13G is being filed to report the fact
                  that as of the date hereof the reporting persons have ceased to be the beneficial holders of more than five percent of the Common Stock.

                           Both Closeburn Management Ltd., a corporation
                  organized under the laws of Canada ("Closeburn"), and Michael
                  H. Iles, a citizen of Canada, are submitting this Schedule 13G pursuant to the "no action" letter, dated December 16, 1993, from the Office of Tender Offers of the Division of Corporation Finance to Iles & Isherwood Inc., the name under which Closeburn was formerly known.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                           Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

ITEM 10           CERTIFICATION.

                           By signing below I (the undersigned) certify that, to
                  the best of my (its) knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such


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                  securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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         After reasonable inquiry and to the best of my (its) knowledge and belief, I (the undersigned) certify that the information set forth in this statement is true, complete and correct.



Dated:  April 21, 1997



 /s/ Michael H. Iles                    CLOSEBURN MANAGEMENT LTD.
-------------------------
Michael H. Iles

                                        By:  /s/ Michael H. Iles
                                             -------------------------
                                             Name: Michael H. Iles
                                             Title:   President


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